Exhibit 10.9

Lease Agreement

Lessor (hereinafter referred to as Party A) : Bengbu Boyuanzhiye Co.,Ltd.

Lessee (hereinafter referred to as Party B): Anhui Renrenjia Energy Group

Article 1: The premise is located at Guanzhen quanminchuangyeyuan Benbu city Guzhen country, with the construction floorage of 1139.64 square meters.

Article 2: The lease term will be from 01( Month)20(Day)2014(Year) to 01 (Month)20(Day)2015 (Year).

Article 3: This lease will be 7000RMB per month.

Article 4: Payment of the lease will be one installment per year, Party B should pay the full amount before January 20th of each year in advance. The lease should be paid in the form of cash.

Article 5: Party A will bear the cost of utilities such as water,electricity,in the amount of 3000RMB total.

Article 6 : This property is for Business site only.

Article 7 : During the lease term,Party A shall responsible for maintenance of the housing.

Article 8: During the lease term, Party B shall not sublease the house to a third party.

Article 9 : Party B shall pay Party A a deposit of Ten thousands Yuan from the effective date of this lease.

If Party A fail to respond to the maintenance repair and caused damage to Party B, Party A shall bear for all the cost and penalty.

If Party B failed to pay rent on time, a penalty of outstanding fee will be charged with the rent.

Any damage of the property caused by the subleased third party,Party B shall bear all the cost and penalty.

Lessor :	Lessee :

/s/ Bengbu Boyuanzhiye Co., Ltd.	/s/ Anhui Renrenjia Energy Group
(corporate chop)	(corporate chop)

2014-01-20	2014-01-20